EXHIBIT 10.52


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                 PATENT AND TECHNOLOGY LICENSE AGREEMENT

                        dated as of July 13, 1990

                            BY AND BETWEEN

                           SIMMONS COMPANY

                                AND

                  SIMMONS UPHOLSTERED FURNITURE INC.


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                                  TABLE OF CONTENTS
                                  -----------------
                                                                  Page(s)

     ARTICLE I - Definitions   . . . . . . . . . . . . . . . . . .   1

     ARTICLE II - Grant of Licenses  . . . . . . . . . . . . . . .   5
        Section 2.1 - Grant of Licenses by Licensor
        Section 2.2 - Scope of Licenses
        Section 2.3 - Affiliates Rights
        Section 2.4 - Sales in Puerto Rico
        Section 2.5 - Grant of License by Licensee

     ARTICLE III - Sleep Galleries   . . . . . . . . . . . . . . .   7
          Section 3.1 - Reservation of Rights
          Section 3.2 - First Right of Refusal to Supply
                        Upholstered Products
          Section 3.3 - Royalties on Royalty Products
          Section 3.4 - Failure to Supply

     ARTICLE IV - Confidentiality and Proprietary Rights . . . . .  11
        Section 4.1 - Acknowledgement of Confidentiality
        Section 4.2 -Designation
        Section 4.3 - Obligation Not to Disclose
        Section 4.4 - Disclosure to Affiliates
        Section 4.5 - Copies
        Section 4.6 - Exclusions
        Section 4.7 - Procedures Employed
        Section 4.8 - Notification of Unauthorized Use
        Section 4.9 - Best Efforts

       ARTICLE V - Standard of Licensee's Performance  . . . . . .  12
       Section 5.1 - Standards of Quality
       Section 5.2 - Compliance with Applicable Laws
       Section 5.3 - Patent Marking

       ARTICLE VI - Royalties and Reports  . . . . . . . . . . . .  13
       Section 6.1 - Royalty
       Section 6.2 - Interest on Late Payment
       Section 6.3 - Examination of Books

     ARTICLE VII - Warranties and Covenants  . . . . . . . . . . . .  15
        Section 7.1 - Licensor's Warranties and Covenants
        Section 7.2 - Sales by Licensee Outside of Licensed
                      Territory
        Section 7.3 - Sales by Others in Licensed Territory

     ARTICLE VIII - Enforcement  . . . . . . . . . . . . . . . . . .  18
        Section 8.1 - Unauthorized Use of Patents or
                      Confidential Information by a
                      Third Party
        Section 8.2 - Claims of Infringement by a Third Party
        Section 8.3 - Violation by Licensor
        Section 8.4 - Violation by Licensee


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     ARTICLE IX - Indemnifications   . . . . . . . . . . . . . . . .  21
        Section 9.1 - Indemnification
        Section 9.2 - Notice of Indemnification
        Section 9.3 - Survival of Indemnification
        Section 9.4 - Other Remedies
        Section 9.5 - Setoff

     ARTICLE X - Term and Termination  . . . . . . . . . . . . . . .  23
         Section 10.1 - Term
         Section 10.2 - Termination by Licensee
         Section 10.3 - Termination for Failure to Pay
                       Monies Due
         Section 10.4 - Other Terminations
         Section 10.5 - Payment of Royalties After Termination
         Section 10.6 - Reversion of Licenses
         Section 10.7 - Acknowledgement of Damage

     ARTICLE XI - Dispute Resolution   . . . . . . . . . . . . . .  26

     ARTICLE XII - Miscellaneous   . . . . . . . . . . . . . . . .  27
        Section 12.1 - Construction
        Section 12.2 - Governing Law
        Section 12.3 - Transfer and Assignment
        Section 12.4 - License Agreement Only
        Section 12.5 - Notices
        Section 12.6 - Amendment and Modification
        Section 12.7 - Entire Agreement
        Section 12.8 - Severability
        Section 12.9 - Counterparts

     SCHEDULE  A - Patents
     SCHEDULE  B - Specified Trademarks
     SCHEDULE  C - Sleep Gallery License Agreement
     SCHEDULE  D - Existing Agreements
     SCHEDULE  E - Minimum Royalties
     SCHEDULE  F - Restrictions and Encumbrances
     SCHEDULE  G - Other Licenses
     SCHEDULE  H - Foreign Licenses


                                      -ii-
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                       PATENT AND TECHNOLOGY LICENSE AGREEMENT
                       ---------------------------------------

         THIS PATENT AND TECHNOLOGY LICENSE AGREEMENT is made and entered into as of the 13th day of July, 1990, by and between SIMMONS COMPANY, a Delaware corporation ("Licensor"), and SIMMONS UPHOLSTERED FURNITURE INC., a Delaware corporation ("Licensee").

                                      RECITALS:
                                      ---------

         A. Licensor, SMU, Inc. (an Affiliate of Licensor), Licensee and Townhouse-Penthouse Industries, Inc. (an Affiliate of Licensee) have entered into an "Asset Purchase Agreement" dated as of July 6, 1990, pursuant to which Licensee is purchasing (i) certain assets of SMU, Inc. ("Seller") used incident to the manufacture and sale of Upholstered Products, and (ii) certain trademarks, trade names, patents and goodwill of Licensor utilized by Seller incident to the manufacture and sale of Upholstered Products.

         B. Licensor, Licensee and TPI have entered into a Pocketed Coil Supply Agreement of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Supply Agreement") pursuant to which Licensor will supply Licensee's requirements for Pocketed Coil Units for certain Upholstered Products, pursuant to the terms of such Supply Agreement.

         C. Licensor has represented that it is the owner of the entire right, title and interest in and to the United States Trademarks BEAUTYREST(R), U.S. Trademark Registration Nos. 207,821; 602,721; 621,296; and 512,535, and the goodwill associated therewith (such trademarks, and all new registrations, applications for registration, new uses and variations of these trademarks, as updated from time to time, being hereafter referred to as the "BEAUTYREST(R) Trademarks").

         D. Licensor is the owner of certain Patents and Technology utilized by Seller incident to the manufacture and sale of Upholstered Products.

         E. Licensee is desirous of obtaining a license to utilize all of the Patents and Technology, and Licensor is willing to grant Licensee a Patent license and a Technology license pursuant to the provisions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the provisions hereinafter set forth, and for other good and valuable consideration the receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:

                                ARTICLE I

                              DEFINITIONS
                              -----------

         Section 1.1. "Affiliate" with respect to any Person shall mean (i) any
         ------------
     other Person directly, or indirectly through one or more intermediaries, controlling, controlled by, or under common control with, such Person, or (ii) the officers, directors or partners of such Person. For purposes hereof, "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

         Section 1.2. "Bedding Products" means mattresses (excluding folding
     -----------------
     mattresses used as components of Upholstered Products), box springs, day beds which are not substantially upholstered, trundle beds which are not substantially upholstered, water beds, hospital beds, adjustable beds, juvenile beds, bunk beds, pillows and mattress pads (including without limitation those used as components of Upholstered Products), bedding components (including without limitation, headboards, frames and platforms), related bedding accessories (including without limitation shams and dust ruffles) and other bedding products (other than Upholstered Products).

         Section 1.3. "Competitor" of Licensor shall mean any Person whose
     -----------------
     business (i) primarily consists of the sale or manufacture of Bedding Products, or (ii) constitutes greater than four percent (4%) of the Bedding Products business in the Licensed Territory, and "Competitor" of Licensee shall mean any Person whose business (i) primarily consists of the sale or manufacture of Upholstered Products, or (ii) constitutes greater than four percent (4%) of the Upholstered Products business in the Licensed Territory.

         Section 1.4. "Effective Date" shall mean the date of this Agreement.
     -----------------

         Section 1.5. "Licensed Products" shall mean Upholstered Products
     -----------------
     which are produced or assembled in accordance with the Patents and/or the Technology.

         Section 1.6. "Licensed Territory" shall mean the United States of
     -----------------
     America, the District of Columbia and Puerto Rico.

         Section 1.7. "Licensed Trademarks" shall mean the BEAUTYREST(R)
     -----------------
     Trademarks and all other trademarks licensed by Licensor to Licensee pursuant to that certain Trademark License Agreement dated the date hereof by and between Licensor and Licensee, including without limitation, the United States Trademark SIMMONS(R).

         Section 1.8. "Licensee's Field of Use" shall mean the manufacture,
     -----------------
     sale, packaging, marketing, distribution, advertisement and/or promotion of Upholstered Products.

         Section 1.9. "Non-Exclusive Products" means (i) mattresses (other than
     -----------------
     folding mattresses used as components in Upholstered Products) which presently or in the future may be used interchangeably as either Bedding Products or as components of Upholstered Products, (ii) substantially upholstered day beds and substantially upholstered trundle beds (including trundle beds



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     that are integrated components of substantially upholstered day beds), and
     (iii) office furniture (to the extent manufactured and sold in an office furniture business for the office furniture market) in the nature of desk chairs, conference room chairs, stationary chairs and couches (but not of a convertible nature).

         Section 1.10. "Non UA Parent" shall mean a holding company without any
     ------------------
     operating business which (i) meets the requirements in clauses (iv) and (v) of the definition of Upholstery Affiliates; and (ii) has at least one direct or indirect subsidiary which is an Upholstery Affiliate; provided, however, that a Non UA Parent may become an operating company if and only if it meets the requirements of an Upholstery Affiliate.

         Section 1.11. "Patent" or "Patents" shall mean the owned United States
     ------------------
     patent(s) and patent application(s) and the licensed United States patent(s) and patent application(s) set forth in Schedule A attached
                                                      -----------
     hereto, as updated from time to time, and all improvements, modifications, continuations, continuations-in-part, divisionals, reissues and re-examinations thereof.

         Section 1.12. "Person" shall mean any individual, corporation,
     ------------------
     partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental or regulatory body or other entity.

         Section 1.13. "Pocketed Coil Units" shall mean the set of components
     ------------------
     designed for use in cushions and convertible bed mattresses, using Licensor's Patents and/or Technology, and the teachings thereof, as the same may be updated from time to time.

         Section 1.14. "Refusal Period" shall mean each twelve (12) month period
     ------------------
     commencing January 1 of each calendar year during the term of this Agreement, or such portion thereof if less than twelve (12) months.


         Section 1.15. "Restricted Bedding Products" shall mean Bedding Products
     ------------------
     other than (i) mattresses which presently or in the future may be used interchangeably as either Bedding Products or as components of Upholstered Products, but only to the extent that such mattresses are used as components of Upholstered Products sold by Licensee or its Affiliates (and then only to the extent of such use), or (ii) pillows, mattress pads, shams and dust ruffles which are original components in, or replacement components for, any other Upholstered Product only to the extent that such items themselves (as opposed to an Upholstered Product of which they are a component) are not labelled as products utilizing any of the Licensed Trademarks.

         Section 1.16. "Royalty Products" shall mean Simmons Gallery Products
     ------------------
     which are sold in Sleep Galleries, and are not manufactured by Licensee or its Affiliates.

         Section 1.17. "Simmons Gallery Products" shall mean those Upholstered
     ------------------
     Products sold in Sleep Galleries (i) under any


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     trademark, trade name or other identifying tag owned by or associated with
     Licensor or any of its Affiliates, including without limitation, the Licensed Trademarks, or (ii) under any of the trademarks identified on Schedule B attached hereto (the "Specified Trademarks").
     -----------

                Section 1.18. "Sleep Galleries" shall mean the retail
                --------------
     outlets, now or hereafter in operation, and any successors thereto, from which Bedding Products and certain Upholstered Products are sold at retail to the general public under license from Licensor pursuant to license agreements substantially in the form of Schedule C attached hereto,
                                             ----------
     or such other form as may be approved by Licensee, which said approval shall not be unreasonably withheld.

         Section 1.19. "Technology" shall mean (i) information, whether
     ------------------
     patentable or unpatentable, pertaining to Licensee's Field of Use, (ii) information, whether patentable or unpatentable, pertaining to the manufacture of Pocketed Coil Units and any modifications, improvements or variations thereof and replacement technology therefor, authorized by Licensor for use in products identified under the BEAUTYREST(R) Trademarks, and (iii) all files, engineering drawings, show-how, specifications, processes, technology, know-how, methods, manuals, unregistered copyrights, artwork, designs, formulas, inventions (whether patentable or unpatentable to the extent that such inventions relate to Upholstered Products under research and development), trade secrets and other information as updated from time to time, all of which pertain to the Patents and the utilization thereof and to items (i) and (ii) above.

         Section 1.20. "Upholstered Products" means the following items of
     ------------------
     upholstered furniture: convertible beds, substantially upholstered day beds, substantially upholstered trundle beds (including trundle beds that are integrated components of substantially upholstered day beds), sleep sofas, recliners, incliners, motion furniture, chairs, sofas, couches, love seats, sectional pieces, other upholstered seating items used or usable for household purpose (regardless whether manufactured or sold as household furniture, institutional furniture, contract furniture or otherwise), and related components and accessories (including such items as cushions, slipcovers and casters, but excluding such items as end tables and lamps) therefor (but including pillows, mattress pads, shams and dust ruffles which are original components in, or replacement components for, the foregoing products only to the extent that such items themselves (as opposed to an Upholstered Product of which they are a component) are not labelled as products utilizing any of the Licensed Trademarks), folding mattresses sold as an original component in, or as a replacement component for, any of the foregoing products, and all other mattresses sold by Licensee or its Affiliates as an original component in, or as a replacement component for, any of the foregoing products which products are manufactured by or for Licensee or its Affiliates. Upholstered Products shall not include (i) dining room chairs, dinette chairs, kitchen chairs,


                                          -4-



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     and love chests and (ii) Bedding Products other than those mattresses described above in accordance with the limitations described above.

         Section 1.21. "Upholstery Affiliate" shall mean any Affiliate with
     ------------------
     respect to which the following requirements must be met, commencing with the date on which the Affiliate becomes an Upholstery Affiliate and continuing at all times thereafter, (i) at least ninety-five percent (95%) of its net sales (on an unconsolidated basis) in each fiscal year consists of sales of Upholstered Products, (ii) not more than five percent (5%) of its net sales (on an unconsolidated basis) in each such fiscal year consists of accessories to Upholstered Products used with room groupings [e.g. tables (excluding dinettes), lamps, wicker and/or rattan products, mirrors, etc.], (iii) all of its subsidiaries, if any, are Upholstery Affiliates, (iv) neither it nor any direct or indirect lineal subsidiary thereof is engaged in the Production of Restricted Bedding Products, and
     (v) no Competitor of Licensor is a direct or indirect lineal parent of such Affiliate (nothing set forth herein shall prevent a brother/sister corporation or other non-parent Affiliate of a direct or indirect lineal parent of an Upholstery Affiliate from being a Competitor of Licensor).

                                      ARTICLE II

                                   GRANT OF LICENSES
                                   -----------------

                      Section 2.1 - Grant of Licenses by Licensor.
                      --------------------------------------------

         (a) Subject to Licensor's rights with respect to Non-Exclusive Products, and to the provisions of Article III and Schedule D attached
                                                        ----------
     hereto, Licensor hereby grants to Licensee the exclusive license in Licensee's Field of Use (i) to practice the methods, and to make, have made, use and sell Upholstered Products embodying the inventions, methods and processes described and claimed in the Patents (the "Patent License"), and (ii) to use the Technology (the "Technology License").

         (b) The Patent License granted herein to Licensee shall exist for the life of the last to expire patent within the Patents, as extended and updated from time to time, and the Technology License shall be perpetual. The Patent License and the Technology License (hereinafter sometimes collectively referred to as the "P&T Licenses") granted to Licensee herein shall apply to any and all improvements and modifications to the inventions, methods and processes described in the Patents and/or the Technology.

         (c) The Pocketed Coil Units shall be used only as components of cushions and convertible bed mattresses bearing the BEAUTYREST(R) Trademarks; provided, however, in the event that (i) Licensor (or any Affiliate of Licensor) uses, or authorizes or permits any other Person to use, Pocketed Coil Units in cushions or mattresses which are used in or with Upholstered Products in the Licensed Territory, or (ii) Licensor's standard components of cushions and mattresses bearing the BEAUTYREST(R) Trademarks are



                                          -5-


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     other than Pocketed Coil Units, or (iii) Licensor sells, licenses (other than for use in the Production of Bedding Products and Non-Exclusive Products) or otherwise transfers the Patents and/or Technology to any Person, then Licensee shall have the right to use Pocketed Coil Units on a royalty-free basis, in or with cushions and/or mattresses (other than cushions or mattresses bearing the BEAUTYREST(R) Trademarks) which are used in or with Upholstered Products.

         Section 2.2 - Scope of Licenses. Subject to the provisions of Sections
     ----------------  -------------------
     7.2(b), 7.2(c) and 7.2(f) of the Asset Purchase Agreement, the P&T Licenses granted by Licensor to Licensee in this Article II are granted for use only in Licensee's Field of Use and only the Licensed Territory.

         Section 2.3 - Affiliates Rights. Subject to the provisions of Section
     ----------------  -------------------
     12.3 hereof, the rights, privileges and licenses granted to Licensee in this Agreement may, in Licensee's sole discretion, be sublicensed or otherwise transferred to or among Upholstery Affiliates of Licensee only.

         Section 2.4 - Sales in Puerto Rico. Licensor shall be Licensee's sole
     ----------------  ----------------------
     distributor of Licensed Products to customers of Licensor's Bedding Products in Puerto Rico, excluding distribution to Sears, Roebuck & Company and any other national or regional chain account of Licensee (as to which, License(e) shall select a distributor or serve as its own distributor), on customary terms and conditions to be negotiated by the parties. If Licensor fails to so distribute the Licensed Products after being requested to do so by Licensee, Licensee may then distribute said Licensed Products directly to customers of Licensor's Bedding Products.

          Section 2.5 - Grant of License by Licensee.
          ------------------------------------------

         (a) Subject to the provision of this Section 2.5, Licensee hereby grants to Licensor a nonexclusive license to use the Specified Trademarks
     (i) incident to the sale of Simmons(R) Gallery Products as set forth in
     Article III hereof, (ii) in order to fulfill its obligations under that certain license agreement dated April 16, 1986, by and between Licensor and Louisville Bedding (the "Louisville Bedding Agreement"), provided that this license shall not extend to any modification, extension or renewal of the Louisville Bedding Agreement with respect to the Specified Trademarks except with the express written consent of Licensee, and (iii) so as to enable all dealers of Licensor to use up their inventory of Upholstered Products bearing the Specified Trademarks, however nothing set forth herein shall authorize or permit such dealers to use the Specified Trademarks after said inventories have been used up.

         (b) All uses of the Specified Trademarks shall be in accordance with the standards established by Licensee from time to time.



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         (c) Licensor covenants and agrees to terminate each of the agreements set forth in Sections 2.5(a)(ii) and 2.5(a)(iii) (as they relate to the Specified Trademarks), as soon as each respective agreement so permits.

                                     ARTICLE III

                                   SLEEP GALLERIES
                                   ---------------

         Section 3.1 - Reservation of Rights. Notwithstanding any license
     ----------------  -----------------------
     granted to Licensee in this Agreement, but subject to the provisions of Sections 3.2, 3.3 and 3.4 hereof, Licensor shall have the right to sell, market, advertise and promote Simmons Gallery Products. Licensee (or its Upholstery Affiliates) shall have the right to manufacture any and all Simmons Gallery Products as hereinafter set forth in Section 3.2 hereof, and any and all Royalty Products sold in the Sleep Galleries shall be subject to royalty payments to Licensee as set forth in Section 3.3 hereof. It is understood that Upholstered Products which are not sold under a trademark, trade name or other identifying tag owned by or associated with Licensor or any of its Affiliates, may be purchased and sold by operators of Sleep Galleries without obligation to Licensee, provided, however, no such Upholstered Products may be manufactured or supplied to such Sleep Galleries by Licensor or any of its Affiliates.

         Section 3.2 - First Right of Refusal to Supply Upholstered Products.
     ------------------------------------------------------------------------

         (a) Licensor grants to Licensee (or Licensee's Upholstery Affiliates as Licensee may direct) the right of first refusal to manufacture and supply any or all Simmons Gallery Products. Licensor covenants and agrees to require all owners/operators/licensees of the Sleep Galleries to comply with the provisions of the right of first refusal granted to Licensee hereunder.

         (b) Licensor shall provide Licensee with a good faith written forecast (a "Refusal Notice") of all requirements for Simmons Gallery Products as follows:

         (i) A Refusal Notice shall be given by Licensor for each Refusal Period during the term of this Agreement not later than sixty (60) days prior to the commencement of each such Refusal Period, except that with respect to 1990, the Refusal Notice shall be given no later than thirty (30) days after the Effective Date of this Agreement.

         (ii) The Refusal Notice shall set forth a detailed listing of all Simmons Gallery Products which are expected to be ordered by Licensor for sale to Sleep Galleries during the applicable Refusal Period, and shall set forth all specifications (including without limitation, all raw material requirements, the delivery date and the terms of sale) and the proposed price (the "Simmons Price") at which the specific Sleep Gallery Product will

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



     be purchased by Licensor for sale to the Sleep Galleries (the specifications and Simmons Price being hereinafter collectively referred to as the "Product Specs").

         (iii) To the extent that additional Simmons Gallery Products are to be sold to Sleep Galleries during a Refusal Period which have not been disclosed on the applicable Refusal Notice, an additional written notice shall be promptly given by Licensor to Licensee as a supplemental Refusal Notice setting forth the Simmons Gallery Products to be manufactured and the Product Specs with respect thereto.

         (iv) Licensor's forecasts are for the purpose of facilitating production scheduling of Simmons Gallery Products by Licensee and said forecasts are not binding upon Licensor, subject to the obligation to act reasonably and in good faith; Licensor acknowledges that Licensee's acceptance or rejection of the Refusal Notice is based upon such forecasts and in the event that there is a change in such forecasts, Licensor shall promptly notify Licensee of such change so that Licensee has an opportunity to determine, at that time, whether or not it desires to exercise its right of first refusal as herein set forth with respect to such changed forecast, and Licensee shall be given reasonable time to produce Sleep Gallery Products in accordance with such changed forecast.

         (c) In the event that Licensee desires to manufacture and supply any or all Simmons Gallery Products identified in a Refusal Notice, then Licensee shall so notify Licensor by written notice ("Response Notice") within thirty (30) days ("Notice Period") of the date of Licensee's receipt of the Refusal Notice of those Simmons Gallery Products that Licensee desires to manufacture (the "Accepted Products"). If Licensee gives its Response Notice as herein set forth, then Licensor shall order such Accepted Products (in accordance with the Product Specs) from Licensee and provide Licensee with sufficient lead time to allow for reasonable production of such Accepted Products so ordered. If Licensee does not elect to exercise, its right of first refusal as to any or all of the Simmons Gallery Products identified on the Refusal Notice, then such Simmons Gallery Products which are not manufactured by Licensee (or its Upholstery Affiliates) shall be Royalty Products and may be purchased by Licensor from manufacturers of Upholstered Products other than Licensee, provided that (i) such Royalty Products are purchased from such other manufacturers in accordance with the Product Specs, (ii) such purchases are made and such Royalty Products are manufactured and delivered to the Sleep Galleries during the Refusal Period with respect to which the Refusal Notice was given, and (iii) those Royalty Products being manufactured and sold under the Specified Trademarks shall, at all times, meet at least the standards of quality of materials and workmanship required by Licensee with respect thereto. Licensee shall have the right, at reasonable times and on reasonable request, to inspect the Royalty Products bearing Specified Trademarks and to obtain samples of all labels, packaging and advertising used therewith to insure


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     compliance with the standards reasonably promulgated by Licensee from time to time with respect to the sale of Upholstered Products bearing the Specified Trademarks. If Licensee fails to notify Licensor within the Notice Period, Licensee shall be deemed to have chosen not to supply the Sleep Gallery Products identified in the Refusal Notice.

         (d) The obligations of Licensor as set forth in this Article III shall apply to its Affiliates.

          Section 3.3 Royalties on Royalty Products.
          -----------------------------------------

         (a) As compensation to Licensee for the sale of Royalty Products to Sleep Galleries, Licensor shall pay Licensee a royalty (subject to increase as hereinafter set forth) equal to Five Dollars ($5.00) for each Royalty Product sold or otherwise transferred by Licensor (or Licensor's Affiliates) to a Sleep Gallery, provided, however, that no royalty shall be due and owing to Licensee with respect to any Refusal Period unless and until the number of Royalty Products sold to the Sleep Galleries in any such Refusal Period exceed 1,500 units, at which time a royalty will be due to Licensee on sales of all Royalty Products during that specific Refusal Period.

         (b) The royalty payable to Licensee pursuant to this Section 3.3 shall increase by ten percent (10%) every five (5) years commencing January 1, 1996 (e.g. $5.50 in 1996 through 2000, and $6.05 in 2001 through 2005), and continuing on the first day of each subsequent fifth year during the term of this Agreement.

         (c) Any and all royalties payable pursuant to this Section 3.3 by Licensor to Licensee shall be payable within thirty (30) days after the end of each calendar quarter with respect to which the royalties accrued. At the end of each calendar quarter, whether or not a royalty is owing to Licensee, Licensor shall furnish Licensee with a statement showing the number and type of Royalty Products sold and the manner in which the royalties, if any, were calculated, certified as accurate by an officer of Licensor.

         (d) In the event that Licensor fails to pay any royalties to Licensee when due, and such failure to pay is not cured within five (5) days after receipt of notice thereof from Licensee to Licensor, Licensor shall pay to Licensee in addition to such royalties, interest on the unpaid royalty at a rate equal to the lesser of (i) five percent (5%) over the base rate charged by Citibank, N.A., and (ii) the maximum rate permitted by law (the "Penalty Rate").

         (e) Licensor shall maintain, for a period of at least two (2) years after each monthly statement is delivered to Licensee (the "Examination Period"), such accurate books and records as shall be sufficient to confirm the number and type of Royalty Products sold to the Sleep Galleries and the total royalties due and payable with respect thereto. Twice a year and on reasonable notice to Licensor, Licensor shall permit reasonable inspection by an independent certified public accountant ("CPA") of such books and records as may reasonably be required to verify such data. Any such CPA shall be chosen by Licensee and shall be subject to the reasonable approval of Licensor and shall be paid by Licensee. Such CPA shall only verify to Licensee whether Licensor's monthly statements are correct and, if any such statements are deemed incorrect, such CPA will report to Licensee the number of Royalty Products sold to Sleep Galleries during the period or periods in question and the total royalties properly payable thereon. Notwithstanding any other provision of this Agreement, should any figure established by such inspection by such CPA differ by more than five percent (5%) from the corresponding figure in the monthly statements furnished Licensee by Licensor hereunder, Licensor shall reimburse Licensee for any and all expenses incurred by Licensee in the course of such inspection. The accuracy of any royalty payment cannot be challenged by Licensee after expiration of the Examination Period. Licensor covenants and agrees to assist Licensee to the extent reasonably requested by Licensee in permitting a CPA to inspect the books and records of the owner/ operator/licensee of each Sleep Gallery up to two (2) times per year and on reasonable notice to verify that the provisions of this Agreement are being followed.

         (f) Nothing set forth in this Section 3.3 shall authorize or allow Licensor to sell Licensed Products other than Royalty Products to Sleep Galleries simply by paying Licensee a royalty as hereinbefore set forth, it being the understanding of the parties hereto, that the royalties set forth herein are merely consideration paid to Licensee after the right of first refusal process has been utilized, and that in the event that Licensor sells any other Upholstered Products in violation of the provisions hereof, that Licensee will sustain other damages and shall be entitled to its rights and remedies as hereinafter set forth.

         Section 3.4 - Failure to Supply. In the event that Licensor, for any
         -------------------------------
     reason (including without limitation, an Excused Performance as defined in the Supply Agreement), fails to supply Licensee with Pocketed Coil Units as ordered by Licensee according to the provisions of the Supply Agreement, then Licensor's reservation of rights as to Licensed Products sold in Simmons Galleries set forth in Section 3.1 hereof shall be null and void for and during the period of time commencing on the date when Licensor fails to so supply Licensee with Pocketed Coil Units, and ending on a date sixty (60) days after Licensor (i) fills any and all back orders of Licensee to the extent requested by Licensee, and (ii) commences supplying Licensee with new orders of Pocketed Coil Units; provided, however, that nothing set forth in this Section 3.4 shall prevent the owner/operator/ licensee of the Sleep Gallery from selling the Sleep Gallery
     Products that said owner/operator/licensee then has in inventory.

                                      ARTICLE IV

                        CONFIDENTIALITY AND PROPRIETARY RIGHTS
                        --------------------------------------

         Section 4.1 - Acknowledgement of Confidentiality. Licensor and Licensee
         ------------------------------------------------
     acknowledge that the Technology embodies highly valuable information of Licensor and that any technical or accounting data, or business information of either Licensor or Licensee, including, but not limited to, correspondence and private technical discussions and related memoranda, may embody highly valuable confidential information which is not generally known to the public and which is proprietary to Licensor or Licensee. The parties further acknowledge that any such information is properly considered to be trade secrets, and consists of devices, processes and compilations of technical information which are secret, confidential and not generally known to the public and which was the product of the expenditure of time, effort, money and/or creative skills. Licensor and Licensee may each disclose to the other confidential or proprietary technical, accounting or general business data all of which data shall be maintained as confidential in accordance with the provisions of this
     Article IV by the party to whom it is disclosed.

         Section 4.2 - Designation.  Any information exchanged pursuant to this
         -------------------------
     Agreement which is to be maintained confidential (hereinafter "Confidential Information"), shall be (i) if delivered in writing, designated with the legend "Confidential" (or a comparable legend) and (ii) if disclosed orally, indicated "Confidential" at the time of such disclosure and followed within thirty (30) days with written notice specifying the confidentiality. In addition, Confidential Information shall include any other information exchanged pursuant to this Agreement which the party to whom it was disclosed knew or should have known was confidential.

         Section 4.3 - Obligation Not to Disclose.  Licensor and Licensee shall
         ----------------------------------------
     maintain each other's Confidential Information in confidence, and, except as permitted by this Agreement, the Supply Agreement or the Asset Purchase Agreement, shall not disclose such Confidential Information to any third party without the prior written consent of the transmitting party, during the term of this Agreement and for ten (10) years thereafter. Such Confidential Information may be used by the receiving party within its place of business and disclosed to its advisors, agents, representatives, Affiliates and their respective employees to whom disclosure is reasonably necessary.

         Section 4.4 - Disclosure to Affiliates.  Licensor and Licensee mutually
         --------------------------------------
     covenant that any Confidential Information received pursuant to this Agreement and disclosed to their respective advisors, agents, representatives, Affiliates or employees shall be held confidential by such advisors, representatives, Affiliates and employees in the same manner that Licensor or Licensee are obligated under the terms of this Article IV.

         Section 4.5 - Copies.  Each party may make copies of materials
         --------------------
     designated "Confidential" that are delivered to another party as permitted by this Agreement. All such copies shall at all times be subject to the terms and conditions of this Agreement and shall remain the property of the transmitting party.

         Section 4.6 - Exclusions.  The preceding provisions of this Article IV
         ------------------------
     shall not apply to any information whether or not designated "Confidential" which:

              (i) at any time prior to the time of disclosure becomes known to the receiving party, as evidenced by its written records; or

              (ii) is or becomes publicly known or available through no breach of this Agreement; or

              (iii) is independently developed by the receiving party as evidenced by its written records; or

              (iv) is disclosed pursuant to the requirement of a governmental agency or by operation of law.

     Each party shall have the right to file patent applications for its own inventions relating to any product, and it shall not be considered a breach of this Agreement for such party to set forth in the disclosure of those patent applications such information disclosed hereunder as may be necessary to describe completely such party's invention in accordance with the requirements of the patent law of the country involved.

         Section 4.7 - Procedures Employed.  In performing its obligations under
         ---------------------------------
     this Article IV, each party shall employ procedures no less restrictive than the strictest procedures used by such party to protect its own confidential data, which procedures on request shall be explained in reasonable detail in writing to the requesting party to protect its own confidential data.

         Section 4.8 - Notification of Unauthorized Use.  Each party shall
         ----------------------------------------------
     promptly, during the term of this Agreement, notify the transmitting party of any actual or suspected unauthorized use or disclosure of any Confidential Information or infringement of any Patents of which such notifying party has knowledge and will reasonably cooperate with the transmitting party in the investigation and prosecution of such unauthorized use, disclosure or infringement.

         Section 4.9 - Best Efforts.  Each party shall use its best efforts to
         --------------------------
     protect the good name and reputation of the other party and the goodwill represented by any of the foregoing.

                                      ARTICLE V

                          STANDARD OF LICENSEE'S PERFORMANCE
                          ----------------------------------


              Section 5.1 - Standards of Quality.  The Licensed Products to
              ----------------------------------
     be manufactured, sold and distributed by Licensee shall, at all times, meet at least the standards of quality of materials and workmanship presently maintained by Licensor with respect thereto.

         Section 5.2 - Compliance with Applicable Laws.  The Licensed Products
         ---------------------------------------------
     will be manufactured, sold and distributed in accordance with all applicable laws.

         Section 5.3 - Patent Marking.  Each Licensed Product made by or for
         ----------------------------
     Licensee which is covered by one or more claims of the Patents shall have plainly marked thereon a patent notice listing the number of the applicable patent or patents within the Patents.

                                      ARTICLE VI


                                ROYALTIES AND REPORTS
                                ---------------------

             Section 6.1 - Royalties.
             -----------------------

         (a) Contemporaneous with the signing of this Agreement and as consideration for the Patent License being granted hereunder, Licensee is paying Licensor a lump sum paid up royalty of Three Hundred Thousand Dollar ($300,000.00); thereafter, the Patent License granted hereunder shall be royalty free.

         (b) Subject to the provisions of paragraphs (d), (f) and (g), of this
     Section 6.1, Licensee shall pay Licensor "Actual Royalties" (subject to increases as hereinafter set forth) for the Technology License granted hereunder, in an amount equal to (i) Five Dollars ($5.00) for each mattress sold by Licensee which utilizes the Technology and bears the BEAUTYREST(R) Trademarks, plus (ii) Fifty Cents ($.50) for each cushion sold by Licensee which utilizes the Technology and bears the BEAUTYREST(R) Trademarks.

         (c) The rate of the Actual Royalties paid by Licensee for each mattress and cushion as hereinbefore set forth shall increase by ten percent (10%) every five (5) years commencing January 1, 1996, and continuing on the first day of each subsequent fifth year during the term of this Agreement (e.g. $5.50 per mattress and $.55 per cushion in 1996 through 2000, and $6.05 per mattress and $.60 per cushion in 2001 through 2005).

         (d) The Actual Royalties payable by Licensee to Licensor hereunder during any calendar year ("Royalty Year") shall not be less than the minimum royalty payments set forth in Schedule E attached hereto (the
                                           ----------
     "Minimum Royalties") except as provided in Section 6.1(h) hereof. The Minimum Royalties shall increase by ten percent (10%) every five (5) years commencing January 1, 1996 and continuing on the first day of each subsequent fifth year during the term of this Agreement (e.g., $440,000 in 1996 through 2000, and $484,000 in 2001 through 2005).


         (e) The Actual Royalties payable hereunder by Licensee to Licensor shall be payable within thirty (30) days after the end of each calendar quarter during which the Actual Royalties accrued, with an annual adjustment being made to reflect the

     Minimum Royalties required hereunder; said annual adjustment being made and payable within thirty (30) days after the end of the Royalty Year. At the end of each calendar quarter, whether or not Actual Royalties are owing to Licensor, Licensee shall furnish Licensor with a statement showing the number of Licensed Products sold with respect to which Actual Royalties are due and the manner in which the Actual Royalties, if any, were calculated, certified as accurate by an officer of Licensee.

         (f) In the event that during any Royalty Year, Licensor fails to supply Licensee with Pocketed Coil Units as ordered by Licensee pursuant to the Supply Agreement and required to be supplied thereunder, then in accordance with Section 6.2 of the Supply Agreement, there shall be no Minimum Royalties due by Licensee to Licensor during that Royalty Year.

         (g) In the event that Licensee is entitled to use Pocketed Coil Units on cushions and mattresses (other than those bearing the BEAUTYREST(R) Trademarks) as a result of any of the provisions set forth in Section 2.1(c)(i), (ii) or (iii), then no royalties shall be due and payable by Licensee to Licensor as a result of the use of any such Pocketed Coil Units.

         (h) In the event that Licensee fails to meet the Minimum Royalties for recliners as set forth in part (B) of Schedule E, then Licensor may, by
                                           ----------
     giving written notice to Licensee, convert to non-exclusive use thereafter, the license to use the BEAUTYREST(R) Trademarks with cushions that are components of recliners only (the "BEAUTYREST(R) Recliners License"), in which case, Licensee will thereafter pay only Actual Royalties with respect to such cushions but will no longer have an obligation to meet the Minimum Royalties for recliners; provided, however, that Licensee may retain its exclusive BEAUTYREST(R) Trademark License by paying to Licensor the balance of the Minimum Royalty for recliners for that year within thirty (30) days after receipt of such notice. Nothing set forth herein shall otherwise affect the exclusive nature of the rights granted to License, other than as may apply to the use of BEAUTYREST(R) cushions that are components of recliners.

         In the event of such a conversion to non-exclusive use, Licensor shall pay Licensee a royalty (subject to increase as set forth in Section 3.3(b) hereof) equal to fifty cents ($.50) for each recliner sold or otherwise transferred by Licensor (or Licensor's Affiliates) that uses a BEAUTYREST(R) cushion. All royalties payable hereunder by Licensor shall be payable to Licensee and be reportable in accordance with the provisions of Section 3.3(c) hereof and shall bear interest at the Penalty Rate to the same extent as is set forth in Section 3.3(d). Licensor shall also maintain records of all sales of such recliners and Licensee shall have inspection rights to the same extent provided in Section 3.3(e). The provisions of this Article VI with respect to Actual Royalties payable by Licensee for each such cushion sold by Licensee shall be unaffected by the conversion to non-exclusive use set forth in this subsection 6.1(h).

         Section 6.2 - Interest on Late Payment.  In the event Licensee fails to
         --------------------------------------
     pay any royalties when due, and such failure to pay is not cured within five (5) days after receipt of notice thereof from Licensor to Licensee, Licensee shall pay to Licensor in addition to such royalties, interest on the unpaid royalty at a rate equal to the Penalty Rate. At the time of payment of royalties, Licensee shall furnish a statement, certified to be accurate by Licensee, indicating the computation of the royalty.

         Section 6.3 - Examination of Books.  Licensee shall maintain, for a
         ----------------------------------
     period of at least two (2) years after each royalty statement is delivered to Licensor (the "Examination Period"), such accurate books and records as shall be sufficient to confirm the number and type of mattresses and cushions used as components of Licensed Products utilizing Pocketed Coil Units which were sold by Licensee in the Licensed Territory, and the total royalties due and payable under this Agreement. Twice a year and on reasonable notice to Licensee, Licensee shall permit reasonable inspection by a CPA of such books and records as may reasonably be required to verify such data. Any such CPA shall be chosen by Licensor and shall be subject to the reasonable approval of Licensee and shall be paid by Licensor. Such CPA shall only verify to Licensor whether Licensee's royalty statements are correct and, if any such statements are deemed incorrect, such CPA will report to Licensor the number of Licensed Products containing Pocketed Coil Units sold in the Licensed Territory during the period or periods in question and the total royalty properly payable thereon. Notwithstanding any other provision of thfs Agreement, should any figure established by such inspection by such CPA differ by more than five percent (5%) from the corresponding figure in the royalty statements furnished Licensor by Licensee hereunder, Licensee shall reimburse Licensor for any and all reasonable expenses incurred by Licensor in the course of such inspection. The accuracy of any royalty payment may not be challenged by Licensor after expiration of the Examination Period.

                                   ARTICLE VII

          WARRANTIES AND COVENANTS
          ------------------------

          Section 7.1 - Licensor's Warranties and Covenants.
          -------------------------------------------------


         (a) Licensor represents and warrants to Licensee that as of the Effective Date of this Agreement (i) Licensor has the right to use and to license others to use the Technology presently in its knowledge, possession or control, and is the sole owner of the owned Patents set forth in Schedule A in the Licensed Territory, free and clear of all liens,
     ----------
     encumbrances, claims and restrictions of all kinds other than those set forth on Schedule F attached hereto, none of which will disturb
              ----------
     Licensee's rights hereunder; (ii) Licensor has the right, power and authority to enter into this Agreement and grant the licenses, rights and privileges in the Licensed Territory granted herein; (iii) except as set forth in Schedule G attached hereto, there are no outstanding
                  ----------
     assignments, grants, licenses, obligations or agreements by Licensor or arising as a result of Licensor's actions relating to the use of the Patents or the Technology in the Licensed Territory or elsewhere, and none of such assignments, grants, licenses, obligations or agreements are inconsistent with the rights granted Licensee by this Agreement; (iv) to the knowledge of Licensor, immediately after the Effective Date, Licensee's use of the Patents and the Technology in connection with the Production of Licensed Products in accordance with the terms of this Agreement does not, and will not, infringe any right of any Person under any patent or other laws of the Licensed Territory; (v) subject to Section 7.1(b) hereof, the Patents and the Technology constitute all of the patents and technology needed to manufacture and sell Upholstered Products containing Pocketed Coil Units; and (vi) except as set forth on Schedule H attached hereto, any
                                                 ----------
     and all agreements pursuant to which Licensor authorizes the use of the Patents or Technology outside of the Licensed Territory by Persons other than Licensee contain appropriate restrictions so as to restrict the rights of such Persons to use the Patents or Technology incident to the Production of Upholstered Products in the Licensed Territory.

         (b) Licensor further represents and warrants to Licensee that the Patents and Technology constitute all patents and technology issued to, or owned or licensed by, or licensed to, Licensor or its Affiliates as of the date of this Agreement in the Licensed Territory which cover in whole or in part devices or processes contained in or relating to Upholstered Products or Pocketed Coil Units, and that to the best of Licensor's knowledge, there are no other patents, know-how, technology or other information necessary to use the Patents and Technology in the Licensed Territory incident to the Production of Licensed Products. The parties agree that (i) to the extent that there are any additional patents or technology necessary to use the Patents and/or Technology in accordance with the terms of this Agreement which are not specifically set forth in Schedule A hereto, such patents
                                             ----------
     shall be automatically included with the Patents and Technology without payment of any additional royalties and, Licensor will notify
     Licensee of the identity thereof, and (ii) to the extent that Licensor notifies Licensee within thirty (30) days following the Effective Date of this Agreement that any patents specifically set forth in Schedule A hereto do not cover in whole or in part devices or processes contained in or relating to Upholstered Products or Pocketed Coil Units and have inadvertently been included in Schedule A, such patents shall be deleted
                                    ----------
     from the Patents licensed hereunder.

         (c) Licensor covenants and agrees that any developments or modifications that constitute improvements in or to the Patents or Technology shall be deemed (without the payment of additional royalties) part of the P&T Licenses granted to Licensee in this Agreement, and that the Patents and Technology shall be updated from time to time to reflect new patents and Technology within the Patents and Technology, all of which shall be deemed part of the licenses granted hereunder to Licensee. Licensor shall not, however, be obligated to make any such improvements.

         (d) Licensor shall, in its sole discretion and at its sole expense, pay all maintenance fees associated with the Patents and, if it determines not to do so, shall so notify Licensee not later than forty-five (45) days prior to the date when the fee for any patent within the Patents is finally due without surcharge for late payment, whereupon Licensee may, but shall not be obligated to, pay the maintenance fee for such patent. In the event that Licensor notifies Licensee of its intention not to pay a maintenance fee or fails to pay any such maintenance fee, Licensee may pay such maintenance fee and, (i) Licensor shall reimburse Licensee for the amount of such fee, and (ii) thereafter, the P&T Licenses granted herein shall be royalty-free.

         (e) Licensor shall give Licensee at least thirty (30) days prior written notice of (i) any sale, license or transfer of the Patents and/or Technology to any Person, (ii) any sale, license or transfer of Pocketed Coil Units to any Person for use in mattresses or cushions used in or with Upholstered Products, and (iii) any use of Pocketed Coil Units by Licensor or its Affiliates in any Upholstered Products.

            Section 7.2 - Sales by Licensee Outside of Licensed Territory.
            --------------------------------------------------------------

         (a) Subject to the provisions of Section 7.3 of the Asset Purchase Agreement, Licensee and its Affiliates shall not, whether by ownership or control of another corporation or entity or otherwise, manufacture, sell, distribute, advertise or promote in, or export to or import into, any country or territory outside of the Licensed Territory, any Licensed Products, or sell or distribute any Licensed Products to any Person which intends, to the best knowledge of Licensee, directly or indirectly, to export the same to any country or territory outside of the Licensed Territory.

          Section 7.3 - Sales by Others in Licensed Territory.
          ----------------------------------------------------

         (a) Except with respect to Non-Exclusive Products or as provided in
     Article III or Schedule H, Licensor shall not, directly or indirectly,
                    ----------
     whether by ownership or control of another corporation or entity or otherwise, nor shall Licensor authorize any Person to, manufacture, sell, distribute, advertise or promote in, or export to or import into, the Licensed Territory any Licensed Products, or sell or distribute any Licensed Products to any Person which intends, to the best knowledge of Licensor, directly or indirectly, to export the same to the Licensed Territory.

         (b) Licensor hereby represents and warrants to Licensee that except as set forth on Schedule H, all of the existing license agreements between
                  ----------
     Licensor (or its Affiliates) and any Person relating to the Patents or Technology (or the foreign equivalent of such Patents or Technology) prohibit the licensees thereunder from (i) manufacturing, selling, distributing, advertising or promoting in, or exporting to or importing into, the Licensed Territory any Licensed Products (or their foreign equivalents), or (ii) selling or distributing any Licensed Products (or their foreign equivalents) to any person which intends, to the best knowledge of Licensor, directly or indirectly, to export the same to the Licensed Territory.

                                   ARTICLE VIII

                                   ENFORCEMENT
                                   -----------
         Section 8.1 - Unauthorized Use of Patents or Confidential Information
         ---------------------------------------------------------------------
     by a Third Party.
     ----------------

         (a) In the event either party becomes aware of any actual or suspected unauthorized use or infringement of any Patents or Technology used in connection with Upholstered Products, by any Person, said party shall notify the other party to this Agreement, and Licensor may, at Licensor's sole cost and expense, take such action (including without limitation, bringing a suit against such Person) as may be reasonably required in order to protect fully the Patents and Technology, and Licensee's interest therein and rights with respect thereto. In such event, Licensee shall provide any assistance in the prosecution of such action reasonably requested by Licensor.

         (b) In the event that Licensor fails to act pursuant to the provisions of Section 8.1(a), then any and all rights that Licensor may have to prevent the unauthorized use or infringement of the Patents or Technology referred to in Section 8.1(a) (whether by contract or otherwise) shall be automatically assigned to Licensee, and Licensee shall have the privilege, but shall not be obligated to, prosecute or settle any such action in the name of the appropriate party, and at Licensee's sole expense, except that in such case, Licensee may deduct the amount of such expenses (including without limitation, attorneys' fees and court costs) not otherwise specifically reimbursed to Licensee under any recoveries, damages or settlement amounts received as a result of any such action from royalties or other amounts due and payable by Licensee to Licensor (or to any of Licensor's Affiliates) under this Agreement, the Supply Agreement, the Asset Purchase Agreement, or any other agreement between the parties or their respective Affiliates; provided that Licensor may elect to take control of such action, at Licensor's expense, in the event that any proposed settlement or action by Licensee is reasonably believed by Licensor to have an adverse affect on the Patents or Technology. In the event that Licensor takes control of such action, any settlement or action made or taken by Licensee shall be in support and furtherance of Licensee's rights under this Agreement. In any such action by Licensee, Licensor shall provide any assistance reasonably requested by Licensee in the prosecution of such action, and if requested by Licensee, Licensor shall become the plaintiff of record in any such action provided that Licensee reimburses Licensor for all reasonable expenses incurred by Licensor while acting as such plaintiff.

         (c) In any infringement action provided for in this Section 8.1, the non-prosecuting party shall, at its own expense, be entitled to non-controlling participation through counsel of its own selection. Any recoveries, damages, or settlement amounts received as a result of any such action shall be equitably apportioned between Licensee and Licensor.

         (d) In the event that either party becomes aware of any actual or suspected unauthorized use of the Technology or any Confidential Information of the other party, then such party shall notify the other of such as soon as possible and assist the other in protecting its rights in said Technology or Confidential Information.

         Section 8.2 - Claims of Infringement by a Third Party. If any action or
         -----------------------------------------------------
     claim is made against Licensee alleging that Licensee's use of the Patents or Technology in accordance with the terms set forth in this Agreement, infringes or violates the rights of others, or that Licensor is not the owner thereof, or that Licensee is not authorized to utilize the same, then Licensee shall notify Licensor of such alleged infringement and Licensor may defend such action and protect Licensee's rights hereunder. In the event that Licensor defends such action, Licensee shall provide any assistance reasonably requested by Licensor in the defense of such action. In the event that Licensor fails to promptly defend such action and provide Licensee with reasonable assurances that Licensor has the financial ability to satisfy any judgments or settlements with respect thereto, Licensee shall have the right, but not the obligation, to defend such action at Licensor's cost and Licensee may deduct all expenses so incurred from any royalties or other amounts due and owing by Licensee to Licensor (or to any of Licensor's Affiliates) under this Agreement or any other agreement between the parties or their respective Affiliates. Licensor shall provide any assistance reasonably requested by Licensee in the defense of such action.

          Section 8.3 - Violation by Licensor.
          -----------------------------------

         (a) In the event that Licensor or any Affiliate of Licensor violates any of the provisions of this Agreement and the licenses granted to Licensee hereunder, Licensee shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any of the rights and remedies available to Licensee under law or in equity: (i) Licensee may enjoin the continuance of said violation as hereinafter set forth, and (ii) if said violation is not cured within thirty (30) days after receipt by Licensor of written notice of said violation calling attention to such breach, specifying the nature thereof and the action required to correct the breach, (A) Licensee shall be deemed licensed hereunder on a royalty-free basis for the Production of Licensed Products within the Licensed Territory until said violation is cured, and any and all Licensed Products sold by Licensee on a royalty-free basis until said violation is cured shall be counted towards satisfaction of the Minimum

     Royalties as if royalties were being paid with respect to said Licensed Products, and (B) as partial compensation for violation prior to cessation of such violation, Licensor shall pay to Licensee, as liquidated damages, an amount equal to Fifty Dollars ($50.00) for each Licensed Product sold by any person or entity as a direct or indirect result of Licensor's violation of the provisions of this Agreement.

         (b) The parties hereto recognizing that irreparable injury will result to Licensee, its business and property in the event of a breach of the provisions of this Agreement by Licensor (or any of its Affiliates), agree that in the event of a violation of such covenants by Licensor or any of its Affiliates, Licensee shall be entitled, in addition to its other rights, remedies and damages, to the issuance of restraining orders or injunctions, both temporary and permanent, in order to restrain the continuing violation of said covenants by Licensor (and/or its Affiliates), and all Persons acting for or with them.

         (c) Nothing contained in this Section 8.3 is intended to relieve Licensor from any liability it may otherwise have for any breach of any provision of this Agreement.

         (d) In the event that Licensor or any Affiliate of Licensor violates any of the provisions of this Agreement or the licenses granted to Licensee hereunder, Licensee shall be entitled to recover all costs and expenses (including without limitation, court costs and attorneys' fees) incurred by Licensee in enforcing the provisions of this Agreement and pursuing its rights and remedies hereunder.

          Section 8.4 - Violation by Licensee.
          -----------------------------------

         (a) In the event that Licensee or any Affiliate of Licensee violates any of the provisions of this Agreement, Licensor shall have the following rights and remedies, each of which shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any of the rights and remedies available to Licensor under law or in equity: (i) Licensor may enjoin the continuance of said violation as hereinafter set forth, and (ii) if said violation is not cured within thirty (30) days after receipt by Licensee of written notice of said violation calling attention to such breach, specifying the nature of and the action required to correct the breach, as partial compensation for violation prior to cessation of such violation, Licensee shall pay to Licensor, as liquidated damages, an amount equal to Fifty Dollars ($50.00) for each product sold by Licensee or any of its Affiliates in violation Of this Agreement.

         (b) The parties hereto recognizing that irreparable injury will result to Licensor, its business and property in the event of a breach of the provisions of this Agreement by Licensee (or any of its Affiliates), agree that in the event of a violation of such covenants by Licensee or any of its Affiliates, Licensor shall be entitled, in addition to its other rights, remedies and damages, to the issuance of restraining orders or injunctions, both temporary and permanent, in order to restrain the continuing violation of said covenants by Licensee (and/or its Affiliates), and all Persons acting for or with them.

         (c) Nothing contained in this Section 8.4 is intended to relieve Licensee from any liability it may otherwise have for any breach of any provision of this Agreement.

         (d) In the event that Licensee or any Affiliate of Licensee violates any of the provisions of this Agreement, Licensor shall be entitled to recover all costs and expenses (including without limitation, court costs and attorneys' fees) incurred by Licensee in enforcing the provisions of this Agreement and pursuing its rights and remedies hereunder.

                                      ARTICLE IX

                                   INDEMNIFICATIONS
                                   ----------------

           Section 9.1 - Indemnification.
           -----------------------------

         (a) Licensee shall indemnify, defend and hold Licensor (and its officers, directors, employees, agents, Affiliates, successors and assigns) (hereinafter individually and/or collectively the "Licensor Group") harmless from and against any and all demands, claims, actions, losses, damages, (including consequential and punitive damages), deficiencies, liabilities, judgments, costs and expenses (including without limitation, reasonable attorneys' fees, interest, penalties, and all amounts paid in investigation, defense, or settlement of any of the foregoing) asserted against, or incurred by the Licensor Group, directly or indirectly, in connection with, arising out of, or resulting from (i) a breach or nonfulfillment of any one or more covenants, agreements, representations, or warranties of Licensee contained in this Agreement or in any certificate furnished incident hereto, or (ii) any claim against Licensor by a Person based upon the Production of any Licensed Product by Licensee or its Affiliates, unless such claim results from (A) infringement upon the intellectual property rights of any Person attributable to the Patents or Technology being licensed to Licensee hereunder, or (B) defects in the Patents or Technology, or (C) conduct of Licensor or its Affiliates, or (D) defective Pocketed Coil Units supplied by Licensor or its Affiliates (collectively the "Licensor's Damages").

         (b) Licensor shall indemnify, defend and hold Licensee (and its officers, directors, employees, agents, Affiliates, successors and assigns) (hereinafter individually and/or collectively the "Licensee Group") harmless from and against any and all demands, claims, actions, losses, damages (including consequential and punitive damages), deficiencies, liabilities, judgments, costs and expenses, (including without limitation, reasonable attorneys' fees, interest, penalties, and all amounts paid in investigation, defense or settlement of any of the foregoing) asserted against, or incurred by the Licensee Group, directly or indirectly, in connection with, arising out of or resulting from (i) a breach or nonfulfillment of any one or more covenants, agreements, representations or warranties of Licensor contained in this Agreement or any certificate furnished pursuant hereto, or (ii) any claim against Licensee or any of its Affiliates by a Person based upon the presence of defective Pocketed Coil Units supplied by Licensor or its Affiliates to Licensee or its Affiliates, or (iii) any infringement of third party intellectual property rights by Licensee (or its Affiliates) for Licensee's (or its Affiliates') use of the Patents and the Technology as contemplated in this Agreement (collectively the "Licensee's Damages").

         Section 9.2 - Notice of Indemnification.  The obligations and
         ---------------------------------------
     liabilities of the party providing the indemnification hereunder (the "Indemnifying Party") with respect to claims for damages (either Licensor's Damages or Licensee's Damages, whichever the case may be) resulting from the assertion of liability from third parties ("Claims") shall be subject to the following additional terms and conditions:

         (a) The party to be indemnified (the "Indemnified Party") shall give the Indemnifying Party prompt notice of any Claims asserted against or incurred by the Indemnified Party.

         (b) If, after notice of any such Claims, the Indemnifying Party fails to (i) acknowledge promptly in writing its obligations hereunder with respect to such Claims, or (ii) promptly notify the Indemnified Party in writing of its intention to defend, the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such claims, subject to the right of the Indemnifying Party to assume the defense of such Claims at any reasonable time prior to final settlement, compromise or determination thereof; provided that before assuming responsibility initially or at any later time for the defense, compromise or settlement of the Claims, the Indemnifying Party shall provide reasonable assurance of its ability to pay any damages (including without limitation, and if applicable, costs of defense incurred by the Indemnified Party arising from the Indemnifying Party's failure to initially defend the Claims), arising out of or relating to the Claims.

         (c) Notwithstanding the provisions of paragraph (b) above, in the event that the Indemnifying Party is defending a Claim, the Indemnified Party may nevertheless participate at its own expense in the defense of such Claim. If the Indemnifying Party defends any Claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control and shall provide reasonable access to the Indemnified Party's business premises which are necessary or appropriate for such defense; provided, however, that any information of a confidential nature discovered incident to any such defense shall be maintained by the Indemnifying Party in strict confidence and not utilized other than in connection with the defense of the Claims.

         Section 9.3 - Survival of Indemnification.  The Indemnifications set
         -----------------------------------------
     forth in this Article IX shall survive the termination of this Agreement.

         Section 9.4 - Other Remedies.  Nothing in this Article IX shall be
         ----------------------------
     construed to limit the non-monetary equitable remedies of either party hereto in respect of any breach by the other party of any covenant or other agreement of such other party contained in or made pursuant to this Agreement required to be performed after the Effective Date. Furthermore, the indemnification rights contained herein do not amend, modify, limit or restrict the indemnification rights and obligations of the parties under the Asset Purchase Agreement or the Supply Agreement.

         Section 9.5 - Setoff.  In the event that either party is entitled to
         --------------------
     indemnification hereunder, said party shall have the right, in addition to all other rights and remedies available, whether at law or otherwise, to setoff the amount of such indemnification against any amounts due and payable by the Indemnifying Party (or any of its Affiliates) to the Indemnified Party (or any of its Affiliates) pursuant to this Agreement, the Asset Purchase Agreement, the Supply Agreement, or any other document or agreement between the parties and/or their respective Affiliates. Any setoff made by the Indemnified Party in good faith as provided for above shall not constitute an event of default by said Indemnified Party under this Agreement, the Asset Purchase Agreement, the Supply Agreement, or any other agreement, even if it should later be determined that the Indemnified Party is not entitled to indemnity for some or all of the amounts setoff by it as aforesaid; provided, however, that any amount wrongfully setoff shall bear interest from the date when such payment was due at an annual rate equal to the Penalty Rate and shall be payable within thirty (30) days after a decision has been rendered by an arbitrator (or other competent authority) in accordance with the provisions of this Agreement.

                                      ARTICLE X

                                 TERM AND TERMINATION
                                 --------------------

         Section 10.1 - Term.  The term of this Agreement shall commence on the
         -------------------
     Effective Date and shall continue perpetually (the Patent Licenses shall continue for the lives of the underlying Patents, as said Patents may be modified, improved and updated from time to time), except as otherwise set forth, and only as set forth, in this Article X. Licensor acknowledges and agrees that Licensor shall not have any right to terminate the licenses granted to Licensee hereunder except as provided in Sections 10.3 and 10.4 and then only after a decision as to default has been made pursuant to
     Article XI and only if Licensee fails to comply with such decision.

         Section 10.2 - Termination by Licensee.
         --------------------------------------

          (a) Except as provided in Section 10.2(b) hereof, Licensee may, at any time after June 30, 1991 terminate the P&T

     Licenses granted herein upon six (6) months prior written notice to Licensor, provided, however, in the event that Licensee terminates the P&T Licenses before June 30, 1995, Licensee shall pay Licensor on the date of such termination, a fee ("Termination Fee") equal to (i) One Million Five Hundred Thousand Dollars ($1,500,000.00), less (ii) the aggregate amount of Actual Royalties paid, or accrued and to be paid, by Licensee, to such date of termination; provided, however, that in the event that Licensee is or was not required to pay Minimum Royalties in any Royalty Year due to Licensor's failure to supply Pocketed Coil Units pursuant to Section 6.1(f) of this Agreement, then the Termination Fee shall be further reduced by the amount of Minimum Royalties that were to have been paid during any Royalty Year during which said failure to supply occurred.

         (b) Licensee shall have the right to terminate this Agreement without being obligated to pay a Termination Fee to Licensor in the event that there is a termination of any or all of (i) that certain BEAUTYREST(R) Trademark License Agreement dated the date hereof by and between Licensor and Licensee, or (ii) that certain Trade Name License Agreement dated the date hereof by and between Licensor and Licensee, or (iii) that certain Trademark License Agreement dated the date hereof by and between Licensor and Licensee. Licensee may terminate this Agreement by giving written notice thereof to Licensor within sixty (60) days after the termination of any of the foregoing agreements.

         Upon termination of this Agreement, Licensee shall have no further rights or obligations hereunder, except (i) to pay any Actual Royalties which accrued to the date of termination, (ii) as set forth in Section 9.3 hereof, and (iii) with respect to the confidentiality provisions of Article IV.

         Section 10.3 - Termination for Failure to Pay Monies Due. In the event
         --------------------------------------------------------
     that Licensee defaults in the payment of any royalties due to Licensor pursuant to Article VI hereof and such default continues for thirty (30) days after receipt of written notice of such default, Licensor shall have the right to terminate the P&T Licenses by giving notice of such intention to Licensee. Licensee shall have the right to preclude Licensor from effecting any such termination by fully complying with the payment provisions within thirty (30) days after such notice is given by Licensor; provided however, in the event of a dispute or controversy as to the amount of royalties payable hereunder, or in the amount with respect to which Licensee claims setoff rights pursuant to Section 9.5 hereof, the failure to pay any amount in dispute shall not be deemed a failure to pay for purposes of this Section 10.3 until thirty (30) days after such dispute shall have been resolved in accordance with the procedures of Article XI.


       Section 10.4 - Other Terminations.
       ---------------------------------

         (a) Licensor may terminate any one or more of the P&T Licenses granted pursuant to this Agreement by giving Licensee written notice thereof in the event that Licensee breaches any material obligation of this Agreement relevant to the license to be terminated, such breach has a material, detrimental effect on the reputation and goodwill of Licensor, or products manufactured and/or sold by Licensor or its Affiliates, and such breach has not been remedied (or action has not been commenced and diligently pursued by Licensee to remedy such breach) within thirty (30) days after receipt by Licensee or its Affiliate of written notice from Licensor calling attention to such breach, specifying the nature thereof and the action required to correct the breach. Notwithstanding the foregoing, in the event of a dispute or controversy pertaining to a default by Licensee under this Agreement, Licensor shall not be entitled to terminate this Agreement until thirty
     (30) days after such dispute shall have been resolved in accordance with the procedures of Article XI hereof and only if Licensee fails to comply within said thirty (30) days, with the decision of the arbitrator after such resolution has been determined.

         (b) Licensor shall the right to terminate this Agreement at any time within sixty (60) days after the termination of the BEAUTYREST(R) Trademark License Agreement.

         Section 10.5 - Payment of Royalties After Termination.  Termination of
         -----------------------------------------------------
     this Agreement for any reason shall not release Licensee from any obligation to pay any Actual Royalties or a pro rata portion of Minimum Royalties accrued and unpaid at the effective date of such termination nor to pay Actual Royalties on the Licensed Products manufactured prior to termination but sold or used after termination, nor shall such termination release any party of any part of any obligation accrued prior to the date of such termination, or obligations continuing beyond termination of the Agreement.

          Section 10.6 - Reversion of Licenses.
          ------------------------------------

        (a) Upon the termination of this Agreement or any of the P&T Licenses granted hereunder as herein set forth, all rights granted to Licensee (and any assignee, sublicensee or transferee of any such rights) pursuant to the terminated P&T Licenses shall forthwith revert to Licensor, who shall be free to license others to use the terminated rights in connection with the Production of Licensed Products in the Licensed Territory and, except as otherwise expressly permitted by this Agreement, Licensee shall refrain from further use of such terminated rights, either directly or indirectly, in connection with the Production of Licensed Products.

        (b) Notwithstanding the provisions of Section 10.6(a), upon any such termination referred to therein, and unless the termination has resulted from poor quality of the Licensed Products, Licensee shall have the right to use the Patents and Technology in Licensee's Field of Use of according to the terms and conditions of this Agreement, until such time as all raw materials, work-in-process and finished goods associated therewith have been disposed of, provided, however, that in no event may

     Licensee use such Patents and Technology after the period ending six (6) months after said termination.

         Section 10.7 - Acknowledgement of Damage.  Except as may otherwise be
         ----------------------------------------
     permitted by this Agreement, Licensee acknowledges that its failure to cease Production of the Licensed Products in the Licensed Territory and/or use in any way the Patents or Technology at the termination of this Agreement or the termination of any license granted herein will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee of Licensor. Licensee acknowledges and admits that there is no adequate remedy at law for failure to cease such activities and Licensee agrees that in the event of such failure, Licensor shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

                                      ARTICLE XI

                                  DISPUTE RESOLUTION
                                  ------------------

         Any controversy or claim arising out of or relating to this Agreement (except for any controversy or claim arising out of or relating to the restrictive covenants and remedies thereunder set forth in Article VIII as to which the parties withhold any grant of jurisdiction to the arbitrator, instead reserving such claim or controversy for resolution by a court of competent jurisdiction) shall be settled by binding and conclusive arbitration in accordance with the commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, subject to the following terms, conditions and exceptions:

        (a) There shall be a single arbitrator who shall be an attorney and whose selection shall be made in accordance with the procedures then existing for the selection of such arbitrators by the American Arbitration Association.

        (b) The jurisdiction of the arbitrator and the arbitrability of any issue raised by the parties shall be decided by the arbitrator in the first instance.

        (c) The venue of any arbitration shall be Chicago, Illinois and such arbitration shall be conducted in accordance with the procedural laws of the State of Illinois, including the Illinois Uniform Arbitration Act (Ill. Rev. Star. Ch. 10 Paragraph 101 et seq.).

        (d) Notwithstanding any provision of the Illinois Code of Civil Procedure or the Rules of the American Arbitration Association to the contrary, each party shall have all of the rights of discovery pertaining to civil litigation as provided in the Federal Rules of Civil Procedure.

         (e) Insofar as possible, sufficient time shall be designated in consecutive business days to allow for completion of the arbitration proceedings without interruption or adjournments.

         (f) The losing party will bear the costs and expenses of both parties to the arbitration.

                              ARTICLE Xll

                              MISCELLANEOUS
                              -------------

         Section 12.1 - Construction. As used in this Agreement, unless the
         ---------------------------
     context otherwise requires: (a) the terms defined in this Agreement shall have been the meaning set forth in this Agreement for all purposes; (b) references to "Article" or "Section" are to an article or section hereof;
     (c) all "Schedules" referred to herein are incorporated in this Agreement by reference and made a part hereof; (d) "include", "includes", and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import;
     (e) "writing, written", and comparable terms refer to printing, typing, lithography, and other means of reproducing words in a visible form; (f) unless otherwise indicated, "hereof", "herein", "hereunder", and comparable terms refer to the entirety of this Agreement and not to any particular article, section, or other subdivision of this Agreement or attachment to this Agreement; (g) "knowledge" means the actual knowledge of the appropriate party or any of its Affiliates, including the actual knowledge of the officers, directors or employees of the appropriate party or any of its Affiliates; (h) references to any gender include references to all genders; (i) references to an agreement or other instrument are referred to as amended and supplemented from time to time; and
     (j) the table of contents and headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define, or limit any of the terms or provisions hereof.

         Section 12.2 - Governing Law. This Agreement, and all of the rights and
         ----------------------------
     obligations of the parties hereunder, shall be governed by and constructed in accordance with the internal laws of the State of Georgia, and the laws of the United States of America (regardless of the laws that might otherwise govern under applicable conflicts of law principles).

         Section 12.3 - Transfer and Assignment. (a) Subject to the restrictions
         --------------------------------------
     set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. To the extent that Licensor assigns any of its right, title or interest in or to any of the Patents and Technology, the assignee of such Patents and Technology shall be bound by the provisions of this Agreement.

         (b) Licensee, any sublicensee and any other Person who now or hereafter is granted rights or interests hereunder in accordance with the terms hereof (and any of their successors or assigns) may, directly or indirectly, assign, license, sublicense or otherwise transfer any of its rights or interests under this Agreement to an Affiliate only if such Affiliate constitutes an Upholstery Affiliate.

         (c) Licensee, any sublicensee, and any other Person who now or hereafter is granted rights or interests hereunder in accordance with the terms hereof ("Transferor") may, directly or indirectly, assign, license, sublicense or otherwise transfer any of its rights or interests under this Agreement to a Person who is not an Affiliate ("Non-Affiliate Transferee"), provided that (i) such transfer is of all of the rights and interests of Transferor and all Affiliates of Transferor who have any rights, licenses, sublicenses or other rights or interests under this Agreement, (ii) the Non-Affiliate Transferee meets all of the definitional requirements of an Upholstery Affiliate immediately after giving effect to the contemplated assignment and transfer, and (iii) the Non-Affiliate Transferee agrees to be bound by the provisions of this Agreement.

         (d) Transferor may be sold or otherwise transferred (whether by sale of substantially all of its assets, sale of stock, merger, consolidation, reorganization or otherwise) to a Non-Affiliate Transferee, provided that
     (i) the Person then having the rights and interests granted hereunder immediately after giving effect to such transaction (the "New-Licensee"), whether Licensee or some other Person, agrees to be bound by the provisions of this Agreement, (ii) the New-Licensee meets all of the definitional requirements of an Upholstery Affiliate, and (iii) the New-Licensee does not have a direct or indirect lineal parent that is a Competitor of Licensor. Nothing set forth herein shall be deemed to prohibit a Transferor or the direct or indirect lineal parent of the Transferor, from being sold or otherwise transferred to a Person whose Affiliate(s) (other than a direct or indirect lineal parent Affiliate) is a Competitor of Licensor, provided that all requirements hereof are met. Examples of the application of this subsection (d) are as follows: (A) if a Non-Affiliate Transferee buys the stock of Licensee, the parent corporation of such Non-Affiliate Transferee may not be a Competitor of Licensor; (B) if a Non-Affiliate Transferee acquires substantially all of the assets of Licensee thereby becoming the New-Licensee, said New-Licensee must, upon completion of such transaction, meet all of the definitional requirements of an Upholstery Affiliate; (C) if a Non-Affiliate Transferee merges with Licensee, the surviving corporation shall be the New-Licensee and must meet all of the definitional requirements of an Upholstery Affiliate; and (D) all of the capital stock of Licensee's parent corporation may be sold to a Person who is not a Competitor of Licensor but who has a subsidiary and/or a brother/sister corporation that is a Competitor of Licensor.

         (e) Any attempted direct or indirect assignment, sublicense, license or other transfer (whether by sale of stock, sale of assets, merger, consolidation, reorganization or otherwise) of any rights or interests under this Agreement other than as provided above shall be null and void. No direct or indirect assignment, sublicense, license or other transfer (whether by sale of stock, sale of assets, merger, consolidation, reorganization or otherwise) as herein set forth shall release the Transferor of its obligations hereunder.

         (f) Notwithstanding anything herein to the contrary, Licensor shall not have the right to transfer or assign any or all of its rights or obligations hereunder to a Competitor of Licensee, and Licensee shall not have the right to transfer or assign any or all of its rights or obligations hereunder to a Competitor of Licensor.

         Section 12.4 - License Agreement Only. It is the intention of the
         -------------------------------------
     parties hereto to enter into a license agreement only and nothing herein contained shall be construed to regard the parties hereto as constituting partners or joint venturers, or to constitute the arrangement herein provided for as a partnership or joint venture.

         Section 12.5 - Notices. Any and all notices or other writings which are
         ----------------------
     required to be served, or which may be served under the provisions of this Agreement, shall be in writing, and shall be sufficiently served if delivered personally, by facsimile transmission, telexed or mailed by registered or certified mail (return receipt requested), postage prepaid or by a reputable overnight delivery service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

         To Licensor:    Simmons Company
                         6 Executive Park Drive
                         Atlanta, Georgia 30329
                         Attention: President

         Copy to:        Simmons Company
                         6 Executive Park Drive
                         Atlanta, Georgia 30329
                         Attention: General Counsel

         To Licensee:    Simmons Upholstered Furniture Inc.
                         c/o 1314 Hanley Industrial Court
                         St. Louis, Missouri 63144-1991
                         Attention:


         Copies to:      AEA Investors, Inc.
                         Park Avenue Tower
                         65 East 55th Street
                         New York, New York 10022
                         Attention: Richard S. Strickler, Jr.

                                         and

                         Greensfelder, Hemker & Gale, P.C.
                         1800 Equitable Building
                         10 South Broadway
                         St. Louis, Missouri 63102
                         Attention: Edward A. Chod

         If mailed as aforesaid, seven (7) days after the date of mailing shall be the date notice shall be deemed to have been received unless mailed by overnight delivery service, in which case notice shall be deemed to have been received the two (2) business days after delivery to such service.

         Section 12.6 - Amendment and Modification. This Agreement may be
         -----------------------------------------
     amended, modified or supplemented only by written agreement of the parties hereto.

         Section 12.7 - Entire Agreement. This Agreement, together with all
         -------------------------------
     Schedules attached hereto, sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, inducements or conditions, express or implied, oral or written, between the parties hereto. This Agreement and all related agreements being executed simultaneously herewith or by their terms, effective on even date herewith, embody the entire understanding between the parties relating to the subject matter hereof and all prior representations or agreements relating to the subject matter hereof are superseded and replaced by this Agreement as of the date of signing by each of the parties.

         Section 12.8 - Severability. If any term or other provision of this
         ---------------------------
     Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any material manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

         Section 12.9 - Counterparts.  This Agreement may be executed in two or
         ---------------------------
     more counterparts, each of which shall be deemed to be an original but all which together shall be deemed to be one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

         THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

                                   SIMMONS COMPANY

                                By /s/
                                  ________________________________
                                  Harian B. Smith, Chief Financial
                                  Officer and Treasurer

Attest:     /s/
_______________________

       Secretary

                                   SIMMONS UPHOLSTERED FURNITURE INC.



                                By /s/
                                  _________________________________
                                     Steve Funk, Vice President

Attest:     /s/

_______________________
         Secretary


                                                               SCHEDULE A
                                                               ----------
                                                                   TO
                                                                   --
                                                PATENT AND TECHNOLOGY LICENSE AGREEMENT
                                                ---------------------------------------

                                                      LICENSED INTANGIBLE PROPERTY
                                                      ----------------------------
                                                               (Patents)
                                                               ---------



                                                                           Serial/
                                                                           -------
Pat. Title                                   Status         Filing Date    Appin. No.     Issue Date     Pat. No.
- ----------                                   ------         -----------    ----------     ----------     --------


OWNED PATENTS
- -------------
M/A FOR MAKING SERIES OF POCKETED            ISSUED         07/16/81       284,240        04/03/84       4,439,977

POCKETED SPRING ASSEMBLY                     ISSUED         11/20/81       323,574        06/05/84       4,451,946

THERMALLY WELDED SPRING POCKETS              ISSUED         10/02/78       947,545        11/25/80       4,234,983

POCKETED SPRING ASSEMBLY                     ISSUED         03/19/79       022,067        11/25/80       4,234,984

POCKETED SPRING ASSEMBLY APPARATUS           ISSUED         01/29/82       343,892        08/30/83       4,401,501

SYS. ACCUM. & HANDLING STRIPS
OF POCKETED SPRINGS                          ISSUED         04/16/82       369,321        09/27/83       4,408,391

COIL SPRING CONSTRUCTION                     ISSUED         04/07/83       482,759        12/04/84       4,485,506

ULTRASONIC SEPARATION APPARATUS              ISSUED         11/02/83       548,053        01/01/85       4,491,491

INDEPENDENT BLOCK ASSEMBLY OF SPRINGS        ISSUED         09/17/82       419,369        06/18/85       4,523,344

APPARATUS FOR MFG. POCKETED COIL SPRINGS     ISSUED         12/24/84       685,573        01/21/86       4,565,046

M/A FOR MFG. INNERSPRING CONSTRUCTIONS       ISSUED         01/28/85       695,311        01/28/88       4,566,926

INNERSPRING CONSTRUCTION                     ISSUED         03/09/84       586,867        04/01/86       4,578,834

FLAT OVERLAP SIDE SEAM POCKETED COIL         ISSUED         06/13/88       205,920        08/08/89       4,854,023

POCKETED COIL STRINGS HAVING
A FLAT OVERLAT SIDE SEAM                     PENDING        05/19/89       354,482

UPHOLSTERY COIL TRANSFER MECHANISM           ISSUED         08/31/77       829,218        08/28/79       4,165,808

LICENSED PATENTS
- ----------------

MATTRESS OR CUSHION SPRING ASSEMBLY          LICENSED       10/16/75       622,886        10/04/77       4,051,567

UPHOLSTERY SPRING COIL                       LICENSED       01/18/72       218,842        11/12/74       3,847,379
                                             TO LICENSOR



                                      SCHEDULE B
                                      ----------

                                          TO
                                          --

             PATENT AND TECHNOLOGY LICENSE AGREEMENT
             ---------------------------------------

             Specified Trademarks
             --------------------


                                  United States             United States
     Mark                           Reg. Date                  Reg. No.
     ----                           ---------                  --------

     At-Ease                         7/30/85                  1,351,720

     Elevations                      6/09/81                  1,157,343

     Hide-A-Bed                      3/14/50                    522,187

     Hide-A-Bed Sofa                10/29/40                    382,488

     Pull-A-Bed                     11/26/84                  1,372,600

     Wall-A-Bed                      4/14/64                    768,188

                                      SCHEDULE C
                                      ----------

                                          TO
                                          --

       PATENT AND TECHNOLOGY LICENSE AGREEMENT Sleep Gallery License Agreement
       -----------------------------------------------------------------------

                                    [See Attached]